SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2006

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

North Carolina

(State or other jurisdiction of incorporation)

0-27570	56-1640186
(Commission File Number)	(IRS Employer ID Number)

3151 South 17th Street, Wilmington, North Carolina	28412
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (910) 251-0081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2006, Pharmaceutical Product Development, Inc., as borrower, and River Ventures, LLC and PPD Development, LP, two of our subsidiaries, as guarantors, entered into an $80.0 million construction loan facility with Bank of America, N.A. This new construction loan facility is in addition to our existing $50.0 million revolving credit facility. Indebtedness under the construction loan facility is unsecured and is subject to the same covenants as the revolving credit facility and additional covenants commonly used in construction loan agreements. In addition, we must maintain at least $50.0 million in cash, cash equivalents and short-term investments while the loan is outstanding. This construction loan facility does not expressly restrict or limit the payment of dividends, and we do not expect any of the covenants to affect our ability to pay dividends under our cash dividend policy for the foreseeable future. Borrowings under this credit facility are available to finance the construction of our new corporate headquarters building and related parking facility in Wilmington, North Carolina and will bear interest at an annual fluctuating rate equal to the one-month London Interbank Offering Rate, or LIBOR, plus a margin of 0.60%. Interest on amounts borrowed under this construction loan facility is payable quarterly. This credit facility has a term of two years and will mature on February 27, 2008, at which time the entire principal balance and all accrued and unpaid interest will be due. On February 27, 2006, we made an initial draw under this facility of approximately $21.5 million. We used these loan proceeds to repay the amounts we previously borrowed under our existing $50.0 million revolving line of credit that were used to finance the construction costs for the headquarters building until the construction loan agreement was finalized.

A copy of the Construction Loan Agreement is attached hereto as Exhibit 10.420.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 1.01 above, which is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.420	Construction Loan Agreement entered into by and between Pharmaceutical Product Development, Inc., as borrower, River Ventures, LLC and PPD Development, Inc., as guarantors, and Bank of America, N.A. dated as of February 27, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.
Date: March 3, 2006
/s/ Linda Baddour
Linda Baddour, Chief Financial Officer